Exhibit 99.1
News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
January 18, 2013

SunTrust Reports Fourth Quarter 2012 Results
Noninterest Income and Expense Improvements Contributed to Core Earnings Growth
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $350 million, or $0.65 per average common diluted share, for the fourth quarter of 2012. This compares to earnings per share of $0.13 in the fourth quarter of last year and $1.98 per share in the prior quarter, which included $1.40 per share related to third quarter actions the Company announced to improve its risk profile and strengthen its balance sheet. For 2012, SunTrust earned $3.59 per share compared to $0.94 per share in 2011.
“Favorable performance trends continued, including strong noninterest income and lower expenses, marking another quarter of core earnings expansion,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. “We concluded the year in an even stronger position, driving higher revenue and efficiency gains, while further improving our overall risk profile."
Fourth Quarter 2012 Financial Highlights
Income Statement

•	Continued favorable core performance trends helped drive net income available to common shareholders of $350 million, or $0.65 per average common diluted share.

•
Reported revenue decreased $1.6 billion from the prior quarter due to the third quarter gain associated with the accelerated termination of the agreements regarding The Coca-Cola Company ("KO") common stock.

•	Excluding securities gains, revenue increased $388 million from the prior quarter and $262 million from the prior year.

◦
Noninterest income increased $413 million from the prior quarter due to record investment banking income and a lower mortgage repurchase provision. These items, together with higher core mortgage production income, also drove the $310 million growth from the prior year.

◦
Net interest income decreased $25 million from the prior quarter, primarily due to the previously announced loan sales, and the net interest margin declined 2 basis points. Net interest income decreased $48 million compared to the fourth quarter of last year due to lower earning asset yields.

•
Noninterest expense decreased $216 million from the prior quarter, due to the third quarter write-down of affordable housing investments and the charitable contribution of KO shares to the SunTrust Foundation, as well as lower employee compensation and reduced credit-related expenses. Noninterest expense decreased $157 million from the fourth quarter of last year due to a decline in cyclically-high costs and the fourth quarter 2011 expense related to the potential national mortgage servicing settlement.

•	Fourth quarter 2012 noninterest expense included a charge associated with the recent agreement in principle regarding the Independent Foreclosure Review.

•	Current quarter results benefited from favorable discrete tax items.
Balance Sheet

•
Average performing loans decreased $1.7 billion, or 1%, compared to the prior quarter primarily due to the sales of government guaranteed mortgage and student loans. Average performing loans increased $3.6 billion, or 3%, over the fourth quarter of last year, due to targeted growth, particularly in commercial and industrial loans.

•
Average client deposits increased $2.6 billion, or 2%, from the prior quarter, and $2.8 billion, or 2%, from the fourth quarter of last year. The favorable shift in the deposit mix toward lower-cost demand deposits continued.

Capital

•	Estimated capital ratios continue to be well above current regulatory requirements. The Tier 1 common equity ratio increased to an estimated 10.00%, up from 9.82% at the end of the prior quarter.

•	In December, the Company issued $450 million of Series E preferred stock.
Asset Quality

•
The overall risk profile of the balance sheet continued to improve. Nonperforming loans declined $184 million, or 11%, sequentially and were 1.27% of total loans as of year-end, compared to 1.42% last quarter and 2.37% a year ago.

•
During the quarter, the Company reclassified consumer and mortgage loans that were discharged as a result of Chapter 7 bankruptcy. This resulted in a $232 million addition to nonperforming loans and $79 million in charge-offs and loan loss provision.

•	Provision for credit losses and net charge-offs were essentially flat compared to the prior quarter, after adjusting for unusual items recognized in both quarters.

Income Statement (presented on a fully taxable-equivalent basis)	4Q 2011	3Q 2012	4Q 2012
(Dollars in millions, except per share data)
Net income available to common shareholders	$71	$1,066	$350
Earnings per average common diluted share	0.13	1.98	0.65
Total revenue	2,047	3,843	2,291
Total revenue, excluding net securities gains/losses	2,028	1,902	2,290
Net interest income	1,324	1,301	1,276
Provision for credit losses	327	450	328
Noninterest income	723	2,542	1,015
Noninterest expense	1,667	1,726	1,510
Net interest margin	3.46%	3.38%	3.36%

Balance Sheet
(Dollars in billions)
Average loans	$119.5	$124.1	$121.6
Average consumer and commercial deposits	125.1	125.4	127.9

Capital
Tier 1 capital ratio(1)	10.90%	10.57%	11.10%
Tier 1 common equity ratio(1)	9.22%	9.82%	10.00%
Total average shareholders’ equity to total average assets	11.61%	11.76%	11.82%

Asset Quality
Net charge-offs to average loans (annualized)	1.57%	1.64%	1.30%
Allowance for loan losses to period end loans	2.01%	1.84%	1.80%
Nonperforming loans to total loans	2.37%	1.42%	1.27%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the fourth quarter of 2012, a decrease of $1.6 billion compared to the prior quarter and a $244 million, or 12%, increase compared to the fourth quarter of last year. Excluding net securities gains, total revenue increased $388 million and $262 million compared to the prior quarter and fourth quarter of last year, respectively. The sequential quarter increase was primarily related to actions recognized in the prior quarter, which included a higher provision for mortgage repurchases and losses related to the transfer to held for sale of delinquent, government guaranteed student and mortgage loans. The increase over the fourth quarter of 2011 was primarily due to higher mortgage-related revenue and investment banking income.
For 2012, total revenue was $10.6 billion, up $2.0 billion from 2011. Excluding securities gains and losses, full year revenue was $8.6 billion, up $141 million compared to 2011. The increase was primarily driven by net interest income, mortgage-related revenue, and investment banking income, partially offset by a decline in card fees related to debit card interchange regulations that became effective in the fourth quarter of 2011.
Net Interest Income
Net interest income was $1,276 million for the fourth quarter of 2012 compared to $1,301 million for the prior quarter and $1,324 million for the fourth quarter of last year. The $25 million decline from the prior quarter was largely driven by the reduction in average loans, attributable to loan sales announced during the third quarter and completed in the current quarter. The $48 million decrease compared to the fourth quarter of last year was due to lower yields on earning assets, a decline in commercial loan-related swap income, and the foregone dividend income as a result of the accelerated termination of the agreements regarding the KO shares, partially offset by lower rates paid on deposits and a reduction in wholesale funding.
Net interest margin for the fourth quarter of 2012 was 3.36%, a decline of 2 basis points from the prior quarter and a decline of 10 basis points from the fourth quarter of last year. On a sequential quarter basis, lower loan and investment securities yields resulted in an eight basis point decline in earning asset yields. This decline was partially offset by an eight basis point reduction in rates paid on interest-bearing liabilities due to lower client deposit and long-term debt rates. Compared to the fourth quarter of last year, the decline in net interest margin was primarily due to a 37 basis point decline in loan yields, as a result of the continuation of the low interest rate environment and a decline of $40 million in commercial loan-related swap income. Declines in earning asset yields were partially offset by a 32 basis point decline in rates paid on interest-bearing liabilities, primarily on time deposits and long-term debt.
For the year, net interest income was $5.2 billion, an increase of $46 million compared to 2011. The primary drivers of the increase in net interest income were growth in average loans, a favorable shift in the deposit mix, lower average long-term debt balances, and lower rates paid on deposits and wholesale borrowings, partially offset by lower earning asset yields. Net interest margin was 3.40% in 2012 compared to 3.50% in 2011. The decline in net interest margin was due to lower yields on loans and investment securities, partially offset by lower rates paid on deposits and wholesale borrowings.
Noninterest Income
Total noninterest income was $1,015 million for the fourth quarter of 2012 compared to $2,542 million for the prior quarter and $723 million for the fourth quarter of last year. The $1.5 billion decrease from the prior quarter was driven by a $1.9 billion decline in securities gains, due to the accelerated termination of the agreements regarding the KO stock, partially offset by a lower mortgage repurchase provision, higher investment banking income, and lower losses related to the transfer to held for sale of certain delinquent, government guaranteed student and mortgage loans. The increase from the fourth quarter of last year was primarily due to higher mortgage-related and investment banking revenue.

Mortgage production income for the fourth quarter of 2012 was $241 million compared to a loss of $64 million for the prior quarter and a loss of $62 million for the fourth quarter of last year. The $305 million sequential quarter increase was driven by a $359 million decline in the mortgage repurchase provision, partially offset by declines in loan production and margins. As of December 31, 2012, the reserve for mortgage repurchases totaled $632 million, a decrease of $62 million from the prior quarter. Mortgage repurchase demands declined 5% compared to the prior quarter. Compared to the fourth quarter of last year, mortgage production income increased $303 million, due to the $203 million decrease in the mortgage repurchase provision and higher loan production and margins in the fourth quarter of 2012.
Mortgage servicing income was $45 million for the fourth quarter of 2012 compared to $64 million for the prior quarter and $22 million for the fourth quarter of last year. The $19 million sequential quarter decline was due to less favorable net hedge performance. The $23 million increase from the prior year was due to a $38 million HARP 2.0-related mortgage servicing rights write-down recognized in the prior year, partially offset by lower servicing fees in the current quarter due to a smaller servicing portfolio. As of December 31, 2012, the servicing portfolio was $145 billion compared to $158 billion at December 31, 2011.
Investment banking income was a record $112 million for the fourth quarter of 2012 compared to $83 million for the prior quarter and $87 million for the fourth quarter of last year. The increase compared to prior quarters was due to higher syndicated finance and bond origination fee income.
Trading income was $65 million for the fourth quarter of 2012 compared to $19 million for the prior quarter and $77 million for the fourth quarter of last year. Core trading income was essentially stable across these quarterly periods. The $46 million sequential quarter increase was primarily attributable to a $24 million reduction in mark-to-market losses on the Company's fair value debt and index-linked CDs and a reduction in trading-related litigation reserves. The $12 million decline in trading income compared to the fourth quarter of last year was largely driven by mark-to-market losses of $23 million on the Company's fair value debt and index-linked CDs compared to gains of $17 million in the fourth quarter of last year, as well as lower valuation gains in the current quarter related to illiquid securities, partially offset by the aforementioned reduction in litigation reserves.
Other noninterest income for the fourth quarter of 2012 was $18 million compared to a loss of $31 million in the prior quarter and income of $39 million in the fourth quarter of last year. The $49 million increase from the prior quarter was due to lower losses from loan sales. During the fourth quarter, the Company recognized $25 million of net losses, primarily related to additional sales of Ginnie Mae loans, as compared to $92 million in losses during the prior quarter. The $21 million decline in other noninterest income from the fourth quarter of last year was primarily due to the current quarter losses associated with the aforementioned sale of loans.
For the year, noninterest income was $5.4 billion compared to $3.4 billion in 2011. The $2.0 billion increase was primarily driven by higher securities gains and increased mortgage-related income, partially offset by lower card fees and losses from the loan sales described above.
Noninterest Expense
Noninterest expense was $1,510 million for the fourth quarter of 2012 compared to $1,726 million for the prior quarter and $1,667 million for the fourth quarter of last year. The sequential quarter decrease of $216 million was primarily due to expenses recognized in the third quarter, including the loss related to the expected sale of affordable housing investments, the charitable contribution of the KO shares to the SunTrust Foundation, and severance expense. Also contributing to the decline was lower employee compensation and benefits in the current quarter. Compared to the fourth quarter of 2011, the $157 million noninterest expense decline was due to lower operating losses, including an accrual for a potential national mortgage servicing settlement recognized last year, as well as decreases in credit-related expenses. This was partially offset by higher personnel expenses.
Employee compensation and benefits expense decreased $42 million on a sequential quarter basis, primarily due to a reduction in contract labor costs, lower salaries attributable to a reduction of over 1,200 full-time equivalent employees during the quarter, and lower incentive compensation associated with the third quarter accelerated vesting of certain benefits due to organizational changes. Compared to the fourth quarter of last year, the $114 million increase in employee compensation and benefits expense was due in part to the fourth quarter of 2011 gain of $60 million recognized in connection with the curtailment of the Company's defined benefit pension plans, net of a discretionary 401(k) contribution. Incentive compensation was also higher in 2012, as the fourth quarter of 2011 included a year-end reduction to incentive pools, and 2012 business performance was improved. These increases were partially offset by lower salaries due to the reduction of over 2,400 full-time equivalent employees since December 31, 2011.
Operating losses increased $6 million compared to the prior quarter and decreased $139 million compared to the fourth quarter of last year. During the fourth quarter, SunTrust and nine other mortgage servicing companies entered into an agreement in principle with the Federal Reserve Board and the Office of the Comptroller of the Currency regarding the Independent Foreclosure Review. SunTrust's cash portion of the settlement was $63 million; $32 million was recognized as an operating loss during the current quarter, and $31 million had been accrued previously. The Company's portion of the settlement also includes providing $100 million in relief to borrowers. No accrual has been made for this portion of the settlement, as it is expected to substantially be covered via the Company's allowance for loan losses and other activities. The decrease in operating losses from the fourth quarter of last year primarily relates to the recognition of a $120 million liability related to the potential national mortgage servicing settlement established during the prior year, as well as lower mortgage servicing-related compensatory fees in the current quarter.
Other noninterest expense decreased $141 million from the prior quarter and $127 million from the fourth quarter of last year. The sequential quarter decline was primarily due to the third quarter $96 million loss related to the affordable housing investments and the third quarter $29 million severance expense. Additionally, credit-related expenses, which are comprised of other real estate expenses and credit and collection costs, declined $30 million compared to the prior quarter, primarily due to lower OREO losses. The decline from the prior year was primarily due to a $95 million reduction in credit-related expenses, as well as lower severance expense.
FDIC premiums and regulatory assessments decreased $13 million on a sequential quarter basis and declined $14 million compared to the fourth quarter of last year due to fluctuations in the Company's assessment rate. Outside processing and software increased $12 million on a sequential quarter basis and $14 million compared to the fourth quarter of last year, largely due to increased outsourced processing services. Amortization of intangible assets decreased $10 million on a sequential quarter basis primarily due to goodwill impairment associated with a wealth management business recognized in the prior quarter.
For the year, noninterest expense was $6.3 billion compared to $6.2 billion in 2011. The $89 million, or 1%, increase was primarily due to employee compensation and benefits expense and the affordable housing write-down, partially offset by lower credit-related expenses and the impact of the 2011 accrual for the potential national mortgage servicing settlement.

Income Taxes
For the fourth quarter of 2012, the Company recorded an income tax provision of $62 million compared to $551 million for the prior quarter and an income tax benefit of $57 million in the fourth quarter of last year. The effective tax rate was 15% in the fourth quarter of 2012 compared to 34% in the prior quarter. The decline in the effective tax rate from the prior quarter was primarily due to lower pre-tax earnings and the favorable impact in the fourth quarter associated with certain discrete tax items.

U.S. Treasury Preferred Dividends
The Company paid dividends to the U.S. Treasury on its $4.85 billion of TARP preferred securities through the first quarter of 2011. The Company redeemed these shares at the end of the first quarter of 2011 and, therefore, did not pay such dividends during 2012 or the last three quarters of 2011. The year ended December 31, 2011 included $66 million of preferred dividends paid to the U.S. Treasury and a $74 million, or $0.14 per common share, non-cash charge related to the unamortized discount that was recognized upon the redemption of the TARP preferred shares.

Balance Sheet
As of December 31, 2012, the Company had total assets of $173.4 billion and shareholders’ equity of $21.0 billion, representing 12% of total assets. Both book value and tangible book value per common share increased modestly compared to September 30, 2012, and were $37.59 and $25.98, respectively.
Loans
During the current quarter, the remaining sales of the loans announced as part of the Company's third quarter strategic actions were completed. This included the sale of $2.0 billion of student loans ($1.4 billion of which was classified as loans held for sale at the end of the third quarter and $0.6 billion of which was classified as loans held for investment), as well as the sale of $450 million of Ginnie Mae loans (which were classified as loans held for sale at the end of the third quarter). Additionally, the Company elected to sell an incremental approximate $175 million of Ginnie Mae loans, as well as $160 million in nonperforming mortgage and CRE loans. These loan sales resulted in average loans for the fourth quarter of 2012 declining to $121.6 billion from $124.1 billion during the prior quarter. This $2.5 billion, or 2%, decline was partially offset by increases in commercial and industrial and consumer indirect loans.
Average loans increased $2.1 billion, or 2%, over the fourth quarter of last year. Growth was primarily driven by commercial and industrial loans, which increased $4.2 billion, or 9%, as well as high credit-quality nonguaranteed residential loans and indirect loans that increased by $1.1 billion and $0.8 billion, respectively. Partially offsetting these increases were declines in commercial real estate, home equity loans, government guaranteed residential and student loans, and nonaccrual loans.

Securities Available for Sale
As of December 31, 2012, the Company's securities available for sale portfolio was $22.0 billion, an increase of $0.5 billion from September 30, 2012, and a decrease of $6.2 billion from December 31, 2011. The decline from the prior year related to the KO transaction and reduced holdings of agency mortgage-backed securities. For the fourth quarter of 2012, the yield on the securities portfolio declined 10 basis points sequentially to 2.68% and declined 46 basis points from the fourth quarter of last year. Approximately 29 basis points of the decline from the fourth quarter of last year was due to the forgone dividend income associated with the KO transaction.
Deposits
Average consumer and commercial deposits for the fourth quarter of 2012 were $127.9 billion compared to $125.4 billion and $125.1 billion for the prior quarter and fourth quarter of last year, respectively. The favorable shift in the deposit mix toward lower-cost accounts continued during the quarter, with a $1.6 billion, or 4%, increase in demand deposits, a $0.8 billion, or 3%, increase in interest bearing transaction accounts, and a $0.9 billion, or 2%, increase in money market accounts. These increases, a portion of which were likely due to year-end seasonality, were partially offset by a $0.8 billion, or 5%, decline in time deposits.
Compared to the fourth quarter of last year, average consumer and commercial deposits increased $2.8 billion, or 2%. Average demand deposits increased $5.4 billion, or 16%, interest bearing transaction accounts increased $0.6 billion, or 2%, and savings accounts increased $0.6 billion, or 12%. The increases were partially offset by a decline of $3.3 billion, or 18%, in time deposits and $0.4 billion, or 1%, in money market accounts.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios increasing to an estimated 11.10% and 10.00%, respectively, at year-end. The ratios of total average equity to total average assets and tangible equity to tangible assets were 11.82% and 8.82%, respectively, as of December 31, 2012, each increasing from the prior quarter and fourth quarter of last year. The Company continues to have substantial available liquidity provided in the form of its client deposit base and other available funding resources, as well as its portfolio of high-quality government-backed securities and cash.

During December 2012, the Company issued 4,500 shares, or $450 million, of Series E Preferred Stock. The stock has no par value, a liquidation preference of $100,000 per share, and pays dividends quarterly, if and when declared, at an annual rate of 5.875%. Dividends may not be declared or paid on SunTrust common stock in any quarter that dividends have not been paid or declared and funds set aside for the Series E preferred stock. Additionally, dividends are noncumulative, and the Company has the ability to redeem the shares in whole or in part beginning on March 15, 2018.
Asset Quality
Asset quality continued to improve during the quarter, with declines in nonperforming loans and nonperforming assets. Nonperforming loans totaled $1.5 billion as of December 31, 2012, down $184 million, or 11%, relative to the prior quarter. Commercial loans were the primary driver of the decline. During the current quarter, the Company reclassified mortgage and consumer loans that were discharged as a result of Chapter 7 bankruptcy, resulting in a $232 million increase to nonperforming loans. Although the vast majority of the post-Chapter 7 bankruptcy loans are current, these loans were moved to nonperforming in order to align the Company's accounting with others in the industry who adopted this treatment in the third quarter as result of guidance issued by the OCC. As previously noted, approximately $160 million of nonperforming mortgage and CRE loans were sold during the quarter.
Compared to December 31, 2011, nonperforming loans declined $1.4 billion, or 47%, with reductions across all loan categories, most significantly in residential mortgages, commercial construction, and commercial real estate. At the end of the fourth quarter of 2012, the percentage of nonperforming loans to total loans was 1.27%, down from 1.42% and 2.37% at the end of the prior quarter and the fourth quarter of last year, respectively. Other real estate owned totaled $264 million at the end of the current quarter, down 13% on a sequential quarter basis and down 45% since December 31, 2011.
Net charge-offs were $398 million in the fourth quarter of 2012 compared to $511 million for the prior quarter and $472 million for the fourth quarter of last year. The current quarter charge-offs included $79 million related to the discharged Chapter 7 bankruptcy loans and $39 million associated with the aforementioned nonperforming loan sales. Third quarter net charge-offs included $172 million related to nonperforming loan sales and $65 million related to a junior lien credit policy change. Excluding the impacts of nonperforming loan sales and policy changes from both quarters, net charge-offs were relatively stable between the third and fourth quarters. The decline in net charge-offs from the prior year was primarily driven by commercial loans, partially offset by the items noted above.
The ratio of annualized net charge-offs to total average loans was 1.30% for the current quarter, 1.64% in the prior quarter, and 1.57% in the fourth quarter of last year. Charge-offs resulting from the sales of nonperforming loans and credit policy changes in the current and prior quarters added 38 basis points and 76 basis points, respectively, to the ratio. The provision for credit losses was $328 million, a decrease of $122 million from the prior quarter and stable compared to the fourth quarter of last year. The aforementioned nonperforming loan sales and credit policy changes increased the provision in both the third and fourth quarters.
As of December 31, 2012, the allowance for loan losses was $2.2 billion and represented 1.80% of total loans, down four basis points from September 30, 2012. Excluding government guaranteed loans, the allowance for loan losses was 1.95% of total loans. The $65 million decline in the allowance for loan losses during the fourth quarter of 2012 reflects the continued improvement in asset quality.
Early stage delinquencies decreased two basis points from the end of the prior quarter to 0.93% at December 31, 2012. The decline was primarily due to residential mortgages. Excluding government-guaranteed loans, early stage delinquencies were 0.48%, a decrease of five basis points from September 30, 2012.
Accruing restructured loans totaled $2.5 billion, and nonaccruing restructured loans totaled $0.6 billion as of December 31, 2012. The Chapter 7 bankruptcy policy change resulted in nonaccruing restructured loans increasing from $0.5 billion at the end of the prior quarter. $2.8 billion of restructured loans related to residential loans, $0.2 billion were commercial loans, and $0.1 billion related to consumer loans.

LINE OF BUSINESS FINANCIAL PERFORMANCE
Line of Business Results
The Company has included line of business financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming Annual Report on Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Annual Report on Form 10-K. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.
Conference Call
SunTrust management will host a conference call on January 18, 2013, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 4Q12). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 4Q12). A replay of the call will be available approximately one hour after the call ends on January 18, 2013, and will remain available until February 18, 2013, by dialing 1-800-813-5534 (domestic) or 1-203-369-3348 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of January 18, 2013, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.
This news release may contains forward-looking statements. Statements that do not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,”

“estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended December 31%			Twelve Months Ended December 31%
	2012	2011	Change [4]	2012	2011	Change [4]
EARNINGS & DIVIDENDS
Net income	$356	$74	NM	$1,958	$647	NM
Net income available to common shareholders	350	71	NM	1,931	495	NM
Total revenue - FTE [1,2]	2,291	2,047	12%	10,598	8,600	23%
Total revenue - FTE excluding securities gains, net [1,2]	2,290	2,028	13	8,624	8,483	2
Net income per average common share
Diluted	0.65	0.13	NM	3.59	0.94	NM
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	0.65	0.13	NM	3.59	1.08	NM
Basic	0.66	0.13	NM	3.62	0.94	NM
Dividends paid per common share	0.05	0.05	—	0.20	0.12	67
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$174,510	$174,085	—%	$176,134	$172,440	2%
Earning assets	151,225	151,561	—	153,479	147,802	4
Loans	121,587	119,474	2	122,893	116,308	6
Consumer and commercial deposits	127,907	125,072	2	126,249	122,672	3
Brokered time and foreign deposits	2,266	2,293	(1)	2,255	2,386	(5)
Total shareholders’ equity	20,630	20,208	2	20,495	20,696	(1)
As of
Total assets	173,442	176,859	(2)
Earning assets	151,223	154,696	(2)
Loans	121,470	122,495	(1)
Allowance for loan and lease losses	2,174	2,457	(12)
Consumer and commercial deposits	130,180	125,611	4
Brokered time and foreign deposits	2,136	2,311	(8)
Total shareholders’ equity	20,985	20,066	5
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.81%	0.17%	NM	1.11%	0.38%	NM
Return on average common shareholders’ equity	6.86	1.41	NM	9.56	2.56	NM
Net interest margin [2]	3.36	3.46	(3)%	3.40	3.50	(3)%
Efficiency ratio [2]	65.93	81.45	(19)	59.67	72.49	(18)
Tangible efficiency ratio [1,2]	65.63	80.99	(19)	59.24	71.99	(18)
Effective tax rate [4]	14.86	NM	NM	28.29	10.84	NM
Tier 1 common equity [3]	10.00	9.22	8
Tier 1 capital [3]	11.10	10.90	2
Total capital [3]	13.45	13.67	(2)
Tier 1 leverage [3]	8.91	8.75	2
Total average shareholders’ equity to total average assets	11.82	11.61	2	11.64	12.00	(3)
Tangible equity to tangible assets [1]	8.82	8.10	9

Book value per common share	$37.59	$36.86	2
Tangible book value per common share [1]	25.98	25.18	3
Market price:
High	30.64	21.31	44	30.79	33.14	(7)
Low	25.30	15.79	60	18.07	15.79	14
Close	28.35	17.70	60	28.35	17.70	60
Market capitalization	15,279	9,504	61
Average common shares outstanding (000s)
Diluted	539,618	535,717	1	538,061	527,618	2
Basic	535,012	532,146	1	534,149	523,995	2
Full-time equivalent employees	26,778	29,182	(8)
Number of ATMs	2,923	2,899	1
Full service banking offices	1,616	1,659	(3)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
EARNINGS & DIVIDENDS
Net income	$356	$1,077	$275	$250	$74
Net income available to common shareholders	350	1,066	270	245	71
Total revenue - FTE [1,2]	2,291	3,843	2,246	2,218	2,047
Total revenue - FTE excluding securities gains, net [1,2]	2,290	1,902	2,232	2,200	2,028
Net income per average common share
Diluted	0.65	1.98	0.50	0.46	0.13
Basic	0.66	1.99	0.51	0.46	0.13
Dividends paid per common share	0.05	0.05	0.05	0.05	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$174,510	$175,282	$177,915	$176,855	$174,085
Earning assets	151,225	153,207	154,890	154,623	151,561
Loans	121,587	124,080	123,365	122,542	119,474
Consumer and commercial deposits	127,907	125,353	125,885	125,843	125,072
Brokered time and foreign deposits	2,266	2,237	2,243	2,274	2,293
Total shareholders’ equity	20,630	20,619	20,472	20,256	20,208
As of
Total assets	173,442	173,181	178,257	178,226	176,859
Earning assets	151,223	152,472	153,939	154,950	154,696
Loans	121,470	121,817	124,560	122,691	122,495
Allowance for loan and lease losses	2,174	2,239	2,300	2,348	2,457
Consumer and commercial deposits	130,180	124,898	126,145	127,718	125,611
Brokered time and foreign deposits	2,136	2,328	2,258	2,314	2,311
Total shareholders’ equity	20,985	20,399	20,568	20,241	20,066
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.81%	2.45%	0.62%	0.57%	0.17%
Return on average common shareholders’ equity	6.86	20.84	5.37	4.94	1.41
Net interest margin [2]	3.36	3.38	3.39	3.49	3.46
Efficiency ratio [2]	65.93	44.90	68.83	69.50	81.45
Tangible efficiency ratio [1,2]	65.63	44.47	68.33	69.02	80.99
Effective tax rate [4]	14.86	33.82	24.85	21.55	NM
Tier 1 common equity [3]	10.00	9.82	9.40	9.33	9.22
Tier 1 capital [3]	11.10	10.57	10.15	11.00	10.90
Total capital [3]	13.45	12.95	12.84	13.73	13.67
Tier 1 leverage [3]	8.91	8.49	8.15	8.77	8.75
Total average shareholders’ equity to total average assets	11.82	11.76	11.51	11.45	11.61
Tangible equity to tangible assets [1]	8.82	8.48	8.31	8.14	8.10

Book value per common share	$37.59	$37.35	$37.69	$37.11	$36.86
Tangible book value per common share [1]	25.98	25.72	26.02	25.49	25.18
Market price:
High	30.64	30.79	24.83	24.93	21.31
Low	25.30	22.34	20.96	18.07	15.79
Close	28.35	28.27	24.23	24.17	17.70
Market capitalization	15,279	15,232	13,045	13,005	9,504
Average common shares outstanding (000s)
Diluted	539,618	538,699	537,495	536,407	535,717
Basic	535,012	534,506	533,964	533,100	532,146
Full-time equivalent employees	26,778	28,000	28,324	28,615	29,182
Number of ATMs	2,923	2,914	2,906	2,914	2,899
Full service banking offices	1,616	1,633	1,641	1,651	1,659

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 “NM” - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease) [2]		Twelve Months Ended		Increase/(Decrease) [2]
	December 31				December 31
	2012	2011	Amount	%	2012	2011	Amount	%
Interest income	$1,396	$1,543	($147)	(10)%	$5,867	$6,181	($314)	(5)%
Interest expense	150	249	(99)	(40)	765	1,116	(351)	(31)
NET INTEREST INCOME	1,246	1,294	(48)	(4)	5,102	5,065	37	1
Provision for credit losses	328	327	1	—	1,395	1,513	(118)	(8)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	918	967	(49)	(5)	3,707	3,552	155	4
NONINTEREST INCOME
Service charges on deposit accounts	173	176	(3)	(2)	676	685	(9)	(1)
Trust and investment management income	125	127	(2)	(2)	512	531	(19)	(4)
Retail investment services	60	55	5	9	241	230	11	5
Other charges and fees	117	121	(4)	(3)	478	507	(29)	(6)
Investment banking income	112	87	25	29	342	317	25	8
Trading income	65	77	(12)	(16)	211	248	(37)	(15)
Card fees	58	62	(4)	(6)	240	371	(131)	(35)
Mortgage production related income/(loss)	241	(62)	303	NM	343	(5)	348	NM
Mortgage servicing related income	45	22	23	NM	260	224	36	16
Other noninterest income	18	39	(21)	(54)	96	196	(100)	(51)
Net securities gains	1	19	(18)	(95)	1,974	117	1,857	NM
Total noninterest income	1,015	723	292	40	5,373	3,421	1,952	57
NONINTEREST EXPENSE
Employee compensation and benefits	738	624	114	18	3,077	2,876	201	7
Net occupancy expense	91	88	3	3	359	356	3	1
Outside processing and software	183	169	14	8	710	653	57	9
Equipment expense	48	46	2	4	188	178	10	6
Marketing and customer development	50	59	(9)	(15)	184	184	—	—
Amortization/impairment of intangible assets/goodwill	7	9	(2)	(22)	46	43	3	7
Net loss/(gain) on extinguishment of debt	1	—	1	NM	16	(3)	19	NM
Operating losses	77	216	(139)	(64)	277	377	(100)	(27)
FDIC premium/regulatory exams	54	68	(14)	(21)	233	300	(67)	(22)
Other noninterest expense	261	388	(127)	(33)	1,233	1,270	(37)	(3)
Total noninterest expense	1,510	1,667	(157)	(9)	6,323	6,234	89	1
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	423	23	400	NM	2,757	739	2,018	NM
Provision/(benefit) for income taxes	62	(57)	119	NM	773	79	694	NM
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	361	80	281	NM	1,984	660	1,324	NM
Net income attributable to noncontrolling interest	5	6	(1)	(17)	26	13	13	100
NET INCOME	$356	$74	$282	NM	$1,958	$647	$1,311	NM
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$350	$71	$279	NM	$1,931	$495	$1,436	NM
Net interest income - FTE [1]	1,276	1,324	(48)	(4)	5,225	5,179	46	1
Net income per average common share
Diluted	0.65	0.13	0.52	NM	3.59	0.94	2.65	NM
Basic	0.66	0.13	0.53	NM	3.62	0.94	2.68	NM
Cash dividends paid per common share	0.05	0.05	—	—	0.20	0.12	0.08	67
Average common shares outstanding (000s)
Diluted	539,618	535,717	3,901	1	538,061	527,618	10,443	2
Basic	535,012	532,146	2,866	1	534,149	523,995	10,154	2

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	December 31	September 30	Increase/(Decrease) [2]		June 30	March 31	December 31
	2012	2012	Amount	%	2012	2012	2011
Interest income	$1,396	$1,445	($49)	(3)%	$1,492	$1,534	$1,543
Interest expense	150	174	(24)	(14)	218	223	249
NET INTEREST INCOME	1,246	1,271	(25)	(2)	1,274	1,311	1,294
Provision for credit losses	328	450	(122)	(27)	300	317	327
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	918	821	97	12	974	994	967
NONINTEREST INCOME
Service charges on deposit accounts	173	172	1	1	167	164	176
Trust and investment management income	125	127	(2)	(2)	130	130	127
Retail investment services	60	60	—	—	62	59	55
Other charges and fees	117	116	1	1	130	115	121
Investment banking income	112	83	29	35	75	71	87
Trading income	65	19	46	NM	70	57	77
Card fees	58	55	3	5	66	61	62
Mortgage production related income/(loss)	241	(64)	305	NM	103	63	(62)
Mortgage servicing related income	45	64	(19)	(30)	70	81	22
Other noninterest income/(loss)	18	(31)	49	NM	53	57	39
Net securities gains	1	1,941	(1,940)	(100)	14	18	19
Total noninterest income	1,015	2,542	(1,527)	(60)	940	876	723
NONINTEREST EXPENSE
Employee compensation and benefits	738	780	(42)	(5)	762	797	624
Net occupancy expense	91	92	(1)	(1)	88	88	88
Outside processing and software	183	171	12	7	180	176	169
Equipment expense	48	49	(1)	(2)	46	45	46
Marketing and customer development	50	75	(25)	(33)	32	27	59
Amortization/impairment of intangible assets/goodwill	7	17	(10)	(59)	11	11	9
Net loss on extinguishment of debt	1	2	(1)	(50)	13	—	—
Operating losses	77	71	6	8	69	60	216
FDIC premium/regulatory exams	54	67	(13)	(19)	60	52	68
Other noninterest expense	261	402	(141)	(35)	285	285	388
Total noninterest expense	1,510	1,726	(216)	(13)	1,546	1,541	1,667
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	423	1,637	(1,214)	(74)	368	329	23
Provision/(benefit) for income taxes	62	551	(489)	(89)	91	69	(57)
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	361	1,086	(725)	(67)	277	260	80
Net income attributable to noncontrolling interest	5	9	(4)	(44)	2	10	6
NET INCOME	$356	$1,077	($721)	(67%)	$275	$250	$74
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$350	$1,066	($716)	(67%)	$270	$245	$71
Net interest income - FTE [1]	1,276	1,301	(25)	(2)	1,306	1,342	1,324
Net income per average common share
Diluted	0.65	1.98	(1.33)	(67)	0.50	0.46	0.13
Basic	0.66	1.99	(1.33)	(67)	0.51	0.46	0.13
Cash dividends paid per common share	0.05	0.05	—	—	0.05	0.05	0.05
Average common shares outstanding (000s)
Diluted	539,618	538,699	919	—	537,495	536,407	535,717
Basic	535,012	534,506	506	—	533,964	533,100	532,146

[1]
Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of December 31		Increase/(Decrease)[2]
	2012	2011	Amount	%
ASSETS
Cash and due from banks	$7,134	$3,696	$3,438	93%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,101	792	309	39
Interest-bearing deposits in other banks	22	21	1	5
Trading assets	6,049	6,279	(230)	(4)
Securities available for sale	21,953	28,117	(6,164)	(22)
Loans held for sale	3,399	2,353	1,046	44
Loans held for investment:
Commercial and industrial	54,048	49,538	4,510	9
Commercial real estate	4,127	5,094	(967)	(19)
Commercial construction	713	1,240	(527)	(43)
Residential mortgages - guaranteed	4,252	6,672	(2,420)	(36)
Residential mortgages - nonguaranteed	23,389	23,243	146	1
Residential home equity products	14,805	15,765	(960)	(6)
Residential construction	753	980	(227)	(23)
Consumer student loans - guaranteed	5,357	7,199	(1,842)	(26)
Consumer other direct	2,396	2,059	337	16
Consumer indirect	10,998	10,165	833	8
Consumer credit cards	632	540	92	17
Total loans held for investment	121,470	122,495	(1,025)	(1)
Allowance for loan and lease losses	(2,174)	(2,457)	(283)	(12)
Net loans held for investment	119,296	120,038	(742)	(1)
Goodwill	6,369	6,344	25	—
Other intangible assets	956	1,017	(61)	(6)
Other real estate owned	264	479	(215)	(45)
Other assets	6,899	7,723	(824)	(11)
Total assets[1]	$173,442	$176,859	($3,417)	(2%)
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,481	$34,359	$5,122	15%
Interest-bearing consumer and commercial deposits:
NOW accounts	27,617	26,171	1,446	6
Money market accounts	42,846	42,312	534	1
Savings	5,314	4,664	650	14
Consumer time	9,569	11,661	(2,092)	(18)
Other time	5,353	6,444	(1,091)	(17)
Total consumer and commercial deposits	130,180	125,611	4,569	4
Brokered time deposits	2,136	2,281	(145)	(6)
Foreign deposits	—	30	(30)	(100)
Total deposits	132,316	127,922	4,394	3
Funds purchased	617	839	(222)	(26)
Securities sold under agreements to repurchase	1,574	1,644	(70)	(4)
Other short-term borrowings	3,303	8,983	(5,680)	(63)
Long-term debt	9,357	10,908	(1,551)	(14)
Trading liabilities	1,161	1,806	(645)	(36)
Other liabilities	4,129	4,691	(562)	(12)
Total liabilities	152,457	156,793	(4,336)	(3)
SHAREHOLDERS' EQUITY
Preferred stock, no par value	725	275	450	NM
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,174	9,306	(132)	(1)
Retained earnings	10,817	8,978	1,839	20
Treasury stock, at cost, and other	(590)	(792)	(202)	(26)
Accumulated other comprehensive income	309	1,749	(1,440)	(82)
Total shareholders' equity	20,985	20,066	919	5
Total liabilities and shareholders' equity	$173,442	$176,859	($3,417)	(2%)

Common shares outstanding	538,959	536,967	1,992	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	7	3	4	NM
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	10,962	12,954	(1,992)	(15)
1Includes earning assets of $151,223 and $154,696 as of December 31, 2012 and 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of				As of
	December 31	September 30	Increase/(Decrease)[2]		June 30	March 31	December 31
	2012	2012	Amount	%	2012	2012	2011
ASSETS
Cash and due from banks	$7,134	$4,655	$2,479	53%	$5,781	$5,019	$3,696
Federal funds sold and securities borrowed or purchased under agreements to resell	1,101	930	171	18	937	941	792
Interest-bearing deposits in other banks	22	22	—	—	21	21	21
Trading assets	6,049	6,381	(332)	(5)	6,327	6,316	6,279
Securities available for sale	21,953	21,467	486	2	24,409	27,323	28,117
Loans held for sale	3,399	5,205	(1,806)	(35)	3,123	2,749	2,353
Loans held for investment:
Commercial and industrial	54,048	52,407	1,641	3	52,030	50,189	49,538
Commercial real estate	4,127	4,491	(364)	(8)	4,825	4,910	5,094
Commercial construction	713	808	(95)	(12)	959	1,086	1,240
Residential mortgages - guaranteed	4,252	4,823	(571)	(12)	5,663	6,447	6,672
Residential mortgages - nonguaranteed	23,389	23,925	(536)	(2)	24,405	23,653	23,243
Residential home equity products	14,805	15,019	(214)	(1)	15,281	15,472	15,765
Residential construction	753	805	(52)	(6)	853	924	980
Consumer student loans - guaranteed	5,357	5,823	(466)	(8)	7,248	7,186	7,199
Consumer other direct	2,396	2,341	55	2	2,225	2,152	2,059
Consumer indirect	10,998	10,781	217	2	10,506	10,145	10,165
Consumer credit cards	632	594	38	6	565	527	540
Total loans held for investment	121,470	121,817	(347)	—	124,560	122,691	122,495
Allowance for loan and lease losses	(2,174)	(2,239)	(65)	(3)	(2,300)	(2,348)	(2,457)
Net loans held for investment	119,296	119,578	(282)	—	122,260	120,343	120,038
Goodwill	6,369	6,369	—	—	6,376	6,344	6,344
Other intangible assets	956	896	60	7	939	1,155	1,017
Other real estate owned	264	304	(40)	(13)	331	411	479
Other assets	6,899	7,374	(475)	(6)	7,753	7,604	7,723
Total assets[1]	$173,442	$173,181	$261	—%	$178,257	$178,226	$176,859
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,481	$37,592	$1,889	5%	$37,394	$36,771	$34,359
Interest-bearing consumer and commercial deposits:
NOW accounts	27,617	25,147	2,470	10	25,229	25,502	26,171
Money market accounts	42,846	41,395	1,451	4	41,740	42,683	42,312
Savings	5,314	5,189	125	2	5,191	5,134	4,664
Consumer time	9,569	9,941	(372)	(4)	10,581	11,306	11,661
Other time	5,353	5,634	(281)	(5)	6,010	6,322	6,444
Total consumer and commercial deposits	130,180	124,898	5,282	4	126,145	127,718	125,611
Brokered time deposits	2,136	2,198	(62)	(3)	2,208	2,284	2,281
Foreign deposits	—	130	(130)	(100)	50	30	30
Total deposits	132,316	127,226	5,090	4	128,403	130,032	127,922
Funds purchased	617	680	(63)	(9)	847	908	839
Securities sold under agreements to repurchase	1,574	1,630	(56)	(3)	1,583	1,781	1,644
Other short-term borrowings	3,303	6,511	(3,208)	(49)	7,098	6,878	8,983
Long-term debt	9,357	10,765	(1,408)	(13)	13,076	11,894	10,908
Trading liabilities	1,161	1,458	(297)	(20)	1,782	1,554	1,806
Other liabilities	4,129	4,512	(383)	(8)	4,900	4,938	4,691
Total liabilities	152,457	152,782	(325)	—	157,689	157,985	156,793
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	275	450	NM	275	275	275
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,174	9,195	(21)	—	9,218	9,243	9,306
Retained earnings	10,817	10,491	326	3	9,443	9,198	8,978
Treasury stock, at cost, and other	(590)	(616)	(26)	(4)	(661)	(699)	(792)
Accumulated other comprehensive income	309	504	(195)	(39)	1,743	1,674	1,749
Total shareholders’ equity	20,985	20,399	586	3	20,568	20,241	20,066
Total liabilities and shareholders’ equity	$173,442	$173,181	$261	—%	$178,257	$178,226	$176,859

Common shares outstanding	538,959	538,821	138	—%	538,398	538,056	536,967
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	7	3	4	NM	3	3	3
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	10,962	11,100	(138)	(1)	11,522	11,865	12,954
1Includes earning assets of $151,223, $152,472, $153,939, $154,950, and $154,696 as of December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012, and December 31, 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	December 31, 2012			September 30, 2012			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$52,628	$575	4.34%	$51,923	$578	4.43%	$705	(0.09)%	$4,167	(0.63)%
Commercial real estate	4,228	39	3.66	4,525	41	3.56	(297)	0.10	(683)	(0.07)
Commercial construction	701	6	3.63	784	7	3.74	(83)	(0.11)	(285)	(0.27)
Residential mortgages - guaranteed	4,606	29	2.49	5,432	37	2.76	(826)	(0.27)	(694)	(0.82)
Residential mortgages - nonguaranteed	22,917	248	4.32	22,905	256	4.47	12	(0.15)	1,065	(0.47)
Home equity products	14,639	135	3.66	14,866	138	3.68	(227)	(0.02)	(878)	(0.06)
Residential construction	659	8	5.01	667	9	5.44	(8)	(0.43)	(121)	(0.28)
Guaranteed student loans	5,773	55	3.78	7,183	71	3.92	(1,410)	(0.14)	(197)	(0.29)
Other direct	2,348	25	4.22	2,266	25	4.35	82	(0.13)	350	(0.35)
Indirect	10,883	101	3.70	10,584	102	3.84	299	(0.14)	825	(0.43)
Credit cards	605	14	9.50	577	14	9.87	28	(0.37)	64	(1.31)
Nonaccrual	1,600	9	2.26	2,368	8	1.37	(768)	0.89	(1,500)	1.08
Total loans	121,587	1,244	4.07	124,080	1,286	4.12	(2,493)	(0.05)	2,113	(0.37)
Securities available for sale:
Taxable	20,290	134	2.64	20,424	140	2.74	(134)	(0.10)	(4,411)	(0.46)
Tax-exempt - FTE [1]	328	4	5.27	350	5	5.29	(22)	(0.02)	(128)	(0.18)
Total securities available for sale	20,618	138	2.68	20,774	145	2.78	(156)	(0.10)	(4,539)	(0.46)
Securities purchased under agreements to resell	980	—	0.08	952	—	0.05	28	0.03	130	0.04
Loans held for sale	3,769	28	2.94	3,294	29	3.48	475	(0.54)	1,601	(1.16)
Interest-bearing deposits	23	—	0.14	21	—	0.26	2	(0.12)	2	(0.03)
Interest earning trading assets	4,248	16	1.55	4,086	15	1.49	162	0.06	357	(0.02)
Total earning assets	151,225	1,426	3.75	153,207	1,475	3.83	(1,982)	(0.08)	(336)	(0.37)
Allowance for loan and lease losses	(2,238)			(2,193)			(45)		298
Cash and due from banks	8,048			4,579			3,469		3,720
Other assets	14,454			14,810			(356)		(1,166)
Noninterest earning trading assets	2,074			2,172			(98)		(212)
Unrealized gains on securities available for sale, net	947			2,707			(1,760)		(1,879)
Total assets	$174,510			$175,282			($772)		$425
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,590	$5	0.08%	$24,810	$6	0.09%	$780	(0.01)%	$596	(0.03)%
Money market accounts	42,452	18	0.17	41,517	21	0.20	935	(0.03)	(397)	(0.11)
Savings	5,231	1	0.08	5,190	1	0.09	41	(0.01)	573	(0.04)
Consumer time	9,731	29	1.17	10,202	32	1.26	(471)	(0.09)	(2,194)	(0.39)
Other time	5,489	18	1.31	5,771	21	1.42	(282)	(0.11)	(1,104)	(0.39)
Total interest-bearing consumer and commercial deposits	88,493	71	0.32	87,490	81	0.37	1,003	(0.05)	(2,526)	(0.18)
Brokered time deposits	2,152	15	2.71	2,189	17	3.03	(37)	(0.32)	(107)	(1.49)
Foreign deposits	114	—	0.17	48	—	0.17	66	—	80	(3.96)
Total interest-bearing deposits	90,759	86	0.38	89,727	98	0.43	1,032	(0.05)	(2,553)	(0.21)
Funds purchased	811	—	0.11	701	—	0.11	110	—	(158)	0.01
Securities sold under agreements to repurchase	1,668	1	0.21	1,461	1	0.18	207	0.03	(229)	0.07
Interest-bearing trading liabilities	719	4	2.12	702	4	2.62	17	(0.50)	45	(0.14)
Other short-term borrowings	5,057	4	0.32	6,664	5	0.30	(1,607)	0.02	(25)	0.04
Long-term debt	10,491	55	2.07	11,734	66	2.23	(1,243)	(0.16)	(2,266)	(1.10)
Total interest-bearing liabilities	109,505	150	0.54	110,989	174	0.62	(1,484)	(0.08)	(5,186)	(0.32)
Noninterest-bearing deposits	39,414			37,863			1,551		5,361
Other liabilities	4,322			4,832			(510)		282
Noninterest-bearing trading liabilities	639			979			(340)		(454)
Shareholders’ equity	20,630			20,619			11		422
Total liabilities and shareholders’ equity	$174,510			$175,282			($772)		$425
Interest Rate Spread			3.21%			3.21%		—%		(0.05)%
Net Interest Income - FTE [1]		$1,276			$1,301
Net Interest Margin [2]			3.36%			3.38%		(0.02)%		(0.10)%

1The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	June 30, 2012			March 31, 2012			December 31, 2011
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$50,798	$578	4.58%	$49,542	$599	4.86%	$48,461	$607	4.97%
Commercial real estate	4,582	42	3.65	4,737	44	3.72	4,911	46	3.73
Commercial construction	862	8	3.85	921	9	3.89	986	10	3.90
Residential mortgages - guaranteed	5,853	47	3.19	6,478	53	3.25	5,300	44	3.31
Residential mortgages -nonguaranteed	22,707	260	4.59	21,946	259	4.71	21,852	262	4.79
Home equity products	15,066	138	3.69	15,283	141	3.70	15,517	145	3.72
Residential construction	707	9	5.11	738	9	5.13	780	10	5.29
Guaranteed student loans	7,195	69	3.84	7,308	71	3.93	5,970	61	4.07
Other direct	2,186	24	4.37	2,100	23	4.45	1,998	23	4.57
Indirect	10,288	99	3.88	10,112	100	3.99	10,058	105	4.13
Credit cards	537	14	10.35	545	14	10.59	541	15	10.81
Nonaccrual	2,584	6	1.00	2,832	7	1.05	3,100	9	1.18
Total loans	123,365	1,294	4.22	122,542	1,329	4.36	119,474	1,337	4.44
Securities available for sale:
Taxable	22,569	176	3.13	24,250	190	3.14	24,701	192	3.10
Tax-exempt - FTE [1]	375	5	5.32	420	6	5.41	456	6	5.45
Total securities available for sale	22,944	181	3.16	24,670	196	3.17	25,157	198	3.14
Securities purchased under agreements to resell	924	—	0.01	731	—	0.03	850	—	0.04
Loans held for sale	3,352	31	3.65	2,649	25	3.70	2,168	22	4.10
Interest-bearing deposits	22	—	0.26	21	—	0.21	21	—	0.17
Interest earning trading assets	4,283	18	1.67	4,010	15	1.49	3,891	16	1.57
Total earning assets	154,890	1,524	3.96	154,623	1,565	4.07	151,561	1,573	4.12
Allowance for loan and lease losses	(2,323)			(2,428)			(2,536)
Cash and due from banks	4,721			4,563			4,328
Other assets	15,260			14,893			15,620
Noninterest earning trading assets	2,230			2,260			2,286
Unrealized gains on securities available for sale, net	3,137			2,944			2,826
Total assets	$177,915			$176,855			$174,085
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,957	$6	0.10%	$25,262	$6	0.10%	$24,994	$7	0.11%
Money market accounts	41,950	24	0.23	42,489	25	0.24	42,849	30	0.28
Savings	5,169	1	0.11	4,860	1	0.12	4,658	2	0.12
Consumer time	10,997	40	1.47	11,472	44	1.54	11,925	47	1.56
Other time	6,193	25	1.63	6,368	28	1.69	6,593	28	1.70
Total interest-bearing consumer and commercial deposits	89,266	96	0.43	90,451	104	0.46	91,019	114	0.50
Brokered time deposits	2,211	22	3.88	2,265	23	4.03	2,259	25	4.20
Foreign deposits	32	—	0.18	9	—	0.13	34	—	4.13
Total interest-bearing deposits	91,509	118	0.52	92,725	127	0.55	93,312	139	0.59
Funds purchased	810	—	0.11	871	—	0.10	969	—	0.10
Securities sold under agreements to repurchase	1,646	1	0.18	1,634	1	0.14	1,897	—	0.14
Interest-bearing trading liabilities	751	4	2.36	531	2	1.73	674	4	2.26
Other short-term borrowings	6,942	5	0.27	9,170	5	0.20	5,082	4	0.28
Long-term debt	13,657	90	2.65	11,356	88	3.13	12,757	102	3.17
Total interest-bearing liabilities	115,315	218	0.76	116,287	223	0.77	114,691	249	0.86
Noninterest-bearing deposits	36,619			35,392			34,053
Other liabilities	4,337			3,893			4,040
Noninterest-bearing trading liabilities	1,172			1,027			1,093
Shareholders’ equity	20,472			20,256			20,208
Total liabilities and shareholders’ equity	$177,915			$176,855			$174,085
Interest Rate Spread			3.20%			3.30%			3.26%
Net Interest Income - FTE [1]		$1,306			$1,342			$1,324
Net Interest Margin [2]			3.39%			3.49%			3.46%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Twelve Months Ended
	December 31, 2012			December 31, 2011			Increase/(Decrease)
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$51,228	$2,329	4.55%	$46,027	$2,368	5.14%	$5,201	(0.59)%
Commercial real estate	4,517	165	3.65	5,323	198	3.72	(806)	(0.07)
Commercial construction	816	31	3.79	1,173	45	3.85	(357)	(0.06)
Residential mortgages - guaranteed	5,589	165	2.96	4,587	157	3.42	1,002	(0.46)
Residential mortgages - nonguaranteed	22,621	1,023	4.52	21,926	1,088	4.96	695	(0.44)
Home equity products	14,962	551	3.68	15,841	594	3.75	(879)	(0.07)
Residential construction	692	36	5.17	862	45	5.21	(170)	(0.04)
Guaranteed student loans	6,863	265	3.87	4,920	209	4.26	1,943	(0.39)
Other direct	2,226	97	4.34	1,868	89	4.75	358	(0.41)
Indirect	10,468	403	3.85	9,690	439	4.53	778	(0.68)
Credit cards	567	57	10.06	511	59	11.61	56	(1.55)
Nonaccrual	2,344	31	1.32	3,580	34	0.95	(1,236)	0.37
Total loans	122,893	5,153	4.19	116,308	5,325	4.58	6,585	(0.39)
Securities available for sale:
Taxable	21,875	640	2.93	23,973	770	3.21	(2,098)	(0.28)
Tax-exempt - FTE [1]	368	20	5.33	502	28	5.48	(134)	(0.15)
Total securities available for sale	22,243	660	2.97	24,475	798	3.26	(2,232)	(0.29)
Securities purchased under agreements to resell	897	—	0.04	992	—	—	(95)	0.04
Loans held for sale	3,267	112	3.41	2,255	93	4.13	1,012	(0.72)
Interest-bearing deposits	22	—	0.21	22	—	0.15	—	0.06
Interest earning trading assets	4,157	65	1.55	3,750	79	2.10	407	(0.55)
Total earning assets	153,479	5,990	3.90	147,802	6,295	4.26	5,677	(0.36)
Allowance for loan and lease losses	(2,295)			(2,702)			407
Cash and due from banks	5,482			5,203			279
Other assets	14,854			16,831			(1,977)
Noninterest earning trading assets	2,184			2,708			(524)
Unrealized gains on securities available for sale, net	2,430			2,598			(168)
Total assets	$176,134			$172,440			$3,694
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,155	$23	0.09%	$24,751	$35	0.14%	$404	(0.05)%
Money market accounts	42,101	88	0.21	42,854	161	0.38	(753)	(0.17)
Savings	5,113	5	0.1	4,535	7	0.15	578	(0.05)
Consumer time	10,597	145	1.37	12,451	198	1.59	(1,854)	(0.22)
Other time	5,954	91	1.52	7,036	122	1.73	(1,082)	(0.21)
Total interest-bearing consumer and commercial deposits	88,920	352	0.4	91,627	523	0.57	(2,707)	(0.17)
Brokered time deposits	2,204	77	3.42	2,306	101	4.38	(102)	(0.96)
Foreign deposits	51	—	0.17	80	—	0.57	(29)	(0.40)
Total interest-bearing deposits	91,175	429	0.47	94,013	624	0.66	(2,838)	(0.19)
Funds purchased	798	1	0.11	1,038	2	0.13	(240)	(0.02)
Securities sold under agreements to repurchase	1,602	3	0.18	2,157	3	0.15	(555)	0.03
Interest-bearing trading liabilities	676	15	2.24	851	26	3.04	(175)	(0.80)
Other short-term borrowings	6,952	18	0.27	3,465	12	0.36	3,487	(0.09)
Long-term debt	11,806	299	2.53	13,496	449	3.33	(1,690)	(0.80)
Total interest-bearing liabilities	113,009	765	0.68	115,020	1,116	0.97	(2,011)	(0.29)
Noninterest-bearing deposits	37,329			31,045			6,284
Other liabilities	4,348			3,972			376
Noninterest-bearing trading liabilities	953			1,707			(754)
Shareholders’ equity	20,495			20,696			(201)
Total liabilities and shareholders’ equity	$176,134			$172,440			$3,694
Interest Rate Spread			3.22%			3.29%		(0.07)%
Net Interest Income - FTE [1]		$5,225			$5,179
Net Interest Margin [2]			3.40%			3.50%		(0.10)%

1 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended December 31				Twelve Months Ended December 31
			Increase/(Decrease)				Increase/(Decrease)
	2012	2011	Amount	%[4]	2012	2011	Amount	%
CREDIT DATA
Allowance for credit losses - beginning	$2,289	$2,650	($361)	(14)%	$2,505	$3,032	($527)	(17)%
Benefit for unfunded commitments	(5)	(2)	3	NM	(3)	(10)	(7)	(70)
Provision for loan losses
Commercial	27	6	21	NM	241	324	(83)	(26)
Residential	274	304	(30)	(10)	1,062	1,113	(51)	(5)
Consumer	32	19	13	68	95	86	9	10
Total provision for loan losses	333	329	4	1	1,398	1,523	(125)	(8)
Charge-offs
Commercial	(111)	(185)	(74)	(40)	(457)	(803)	(346)	(43)
Residential	(315)	(305)	10	3	(1,316)	(1,275)	41	3
Consumer	(36)	(38)	(2)	(5)	(134)	(163)	(29)	(18)
Total charge-offs	(462)	(528)	(66)	(13)	(1,907)	(2,241)	(334)	(15)
Recoveries
Commercial	43	42	1	2	154	140	14	10
Residential	10	3	7	NM	31	18	13	72
Consumer	11	11	—	—	41	43	(2)	(5)
Total recoveries	64	56	8	14	226	201	25	12
Net charge-offs	(398)	(472)	(74)	(16)	(1,681)	(2,040)	(359)	(18)
Allowance for credit losses - ending	$2,219	$2,505	($286)	(11)%	$2,219	$2,505	($286)	(11)%
Components:
Allowance for loan and lease losses	$2,174	$2,457	($283)	(12)%
Unfunded commitments reserve	45	48	(3)	(6)
Allowance for credit losses	$2,219	$2,505	($286)	(11)%
Net charge-offs to average loans (annualized)
Commercial	0.46%	1.02%	(0.56)%		0.53%	1.23%	(0.70)%
Residential	2.75	2.63	0.12		2.82	2.78	0.04
Consumer	0.53	0.58	(0.05)		0.46	0.70	(0.24)
Total net charge-offs to total average loans	1.30%	1.57%	(0.27)%		1.37%	1.75%	(0.38)%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$294	$926	($632)	(68)%
Residential	1,228	1,951	(723)	(37)
Consumer	25	26	(1)	(4)
Total nonaccrual/nonperforming loans	1,547	2,903	(1,356)	(47)
Other real estate owned (“OREO”)	264	479	(215)	(45)
Other repossessed assets	9	10	(1)	(10)
Nonperforming loans held for sale ("LHFS")	37	—	37	NM
Total nonperforming assets	$1,857	$3,392	($1,535)	(45)%
Accruing restructured loans	$2,501	$2,820	($319)	(11)%
Nonaccruing restructured loans	639	802	(163)	(20)
Accruing loans past due > 90 days (guaranteed)	722	1,971	(1,249)	(63)
Accruing loans past due > 90 days (non-guaranteed)	60	57	3	5
Accruing LHFS past due > 90 days	1	3	(2)	(67)
Nonperforming loans to total loans	1.27%	2.37%	(1.10)%	(46)%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.52	2.76	(1.24)	(45)
Allowance to period-end loans[1,2]	1.80	2.01	(0.21)	(10)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.95	2.27	(0.32)	(14)
Allowance to nonperforming loans[1,2]	142	85	57	67
Allowance to annualized net charge-offs[1]	1.37x	1.31x	0.06x	5

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2012	2012	Amount	%[4]	2012	2012	2011
CREDIT DATA
Allowance for credit losses - beginning	$2,289	$2,350	($61)	(3)%	$2,400	$2,505	$2,650
(Benefit)/provision for unfunded commitments	(5)	—	5	NM	(2)	4	(2)
Provision for loan losses
Commercial	27	127	(100)	(79)	49	38	6
Residential	274	300	(26)	(9)	230	258	304
Consumer	32	23	9	39	23	17	19
Total provision for loan losses	333	450	(117)	(26)	302	313	329
Charge-offs
Commercial	(111)	(126)	(15)	(12)	(94)	(126)	(185)
Residential	(315)	(425)	(110)	(26)	(274)	(302)	(305)
Consumer	(36)	(34)	2	6	(29)	(35)	(38)
Total charge-offs	(462)	(585)	(123)	(21)	(397)	(463)	(528)
Recoveries
Commercial	43	55	(12)	(22)	31	25	42
Residential	10	10	—	—	6	5	3
Consumer	11	9	2	22	10	11	11
Total recoveries	64	74	(10)	(14)	47	41	56
Net charge-offs	(398)	(511)	(113)	(22)	(350)	(422)	(472)
Allowance for credit losses - ending	$2,219	$2,289	($70)	(3)%	$2,350	$2,400	$2,505
Components:
Allowance for loan and lease losses	$2,174	$2,239	($65)	(3)%	$2,300	$2,348	$2,457
Unfunded commitments reserve	45	50	(5)	(10)	50	52	48
Allowance for credit losses	$2,219	$2,289	($70)	(3)%	$2,350	$2,400	$2,505
Net charge-offs to average loans (annualized)
Commercial	0.46%	0.49%	(0.03)%		0.45%	0.72%	1.02%
Residential	2.75	3.63	(0.88)		2.33	2.57	2.63
Consumer	0.53	0.46	0.07		0.38	0.48	0.58
Total net charge-offs to total average loans	1.30%	1.64%	(0.34)%		1.14%	1.38%	1.57%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$294	$482	($188)	(39)%	$695	$815	$926
Residential	1,228	1,225	3	—	1,742	1,812	1,951
Consumer	25	24	1	4	21	22	26
Total nonaccrual/nonperforming loans	1,547	1,731	(184)	(11)	2,458	2,649	2,903
OREO	264	304	(40)	(13)	331	411	479
Other repossessed assets	9	10	(1)	(10)	11	14	10
Nonperforming LHFS	37	40	(3)	(8)	—	60	—
Total nonperforming assets	$1,857	$2,085	($228)	(11)%	$2,800	$3,134	$3,392
Accruing restructured loans	$2,501	$2,640	($139)	(5)%	$2,699	$2,750	$2,820
Nonaccruing restructured loans	639	482	157	33	694	714	802
Accruing loans past due > 90 days (guaranteed)	722	1,041	(319)	(31)	2,082	2,088	1,971
Accruing loans past due > 90 days (non-guaranteed)	60	63	(3)	(5)	68	64	57
Accruing LHFS past due > 90 days	1	1,127	(1,126)	(100)	—	3	3
Nonperforming loans to total loans	1.27%	1.42%	(0.15)%	(11)%	1.97%	2.16%	2.37%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.52	1.71	(0.19)	(11)	2.24	2.54	2.76
Allowance to period-end loans[1,2]	1.80	1.84	(0.04)	(2)	1.85	1.92	2.01
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.95	2.02	(0.07)	(3)	2.07	2.16	2.27
Allowance to nonperforming loans[1,2]	142	130	12	9	94	89	85
Allowance to annualized net charge-offs[1]	1.37x	1.10x	0.27x	25	1.64x	1.38x	1.31x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended December 31				Twelve Months Ended December 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$44	$1,033	$61	$1,138	$67	$1,439	$65	$1,571
Amortization	(6)	—	(3)	(9)	(29)	—	(14)	(43)
Mortgage Servicing Rights (“MSRs”) originated	—	41	—	41	—	224	—	224
Fair value changes due to inputs and assumptions	—	(90)	—	(90)	—	(533)	—	(533)
Other changes in fair value	—	(61)	—	(61)	—	(200)	—	(200)
Sale of MSRs	—	(2)	—	(2)	—	(9)	—	(9)
Other	—	—	—	—	—	—	7	7
Balance, December 31, 2011	$38	$921	$58	$1,017	$38	$921	$58	$1,017
Balance, beginning of period	$21	$831	$44	$896	$38	$921	$58	$1,017
Amortization	(4)	—	(4)	(8)	(21)	—	(18)	(39)
MSRs originated	—	92	—	92	—	336	—	336
Fair value changes due to inputs and assumptions	—	45	—	45	—	(112)	—	(112)
Other changes in fair value	—	(68)	—	(68)	—	(241)	—	(241)
Sale of MSRs	—	(1)	—	(1)	—	(5)	—	(5)
Balance, December 31, 2012	$17	$899	$40	$956	$17	$899	$40	$956

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	538,821	538,398	538,056	536,967	537,001
Common shares issued (exchanged) for employee benefit plans, stock option, and restricted stock activity	138	423	342	1,089	(34)
Balance, end of period	538,959	538,821	538,398	538,056	536,967

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	2012	2012	2012	2012	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Efficiency ratio [2]	65.93%	44.90%	68.83%	69.50%	81.45%	59.67%	72.49%
Impact of excluding amortization of intangible assets	(0.30)	(0.43)	(0.50)	(0.48)	(0.46)	(0.43)	(0.50)
Tangible efficiency ratio [3]	65.63%	44.47%	68.33%	69.02%	80.99%	59.24%	71.99%
Total shareholders' equity	$20,985	$20,399	$20,568	$20,241	$20,066
Goodwill, net of deferred taxes of $163 million, $159 million, $156 million, $164 million, and $154 million, respectively	(6,206)	(6,210)	(6,220)	(6,180)	(6,190)
Other intangible assets, net of deferred taxes of $7 million, $8 million, $10 million, $14 million, and $16 million, respectively, and MSRs	(949)	(888)	(929)	(1,142)	(1,001)
MSRs	899	831	865	1,070	921
Tangible equity	14,729	14,132	14,284	13,989	13,796
Preferred stock	(725)	(275)	(275)	(275)	(275)
Tangible common equity	$14,004	$13,857	$14,009	$13,714	$13,521
Total assets	$173,442	$173,181	$178,257	$178,226	$176,859
Goodwill	(6,369)	(6,369)	(6,376)	(6,344)	(6,344)
Other intangible assets including MSRs	(956)	(896)	(939)	(1,155)	(1,017)
MSRs	899	831	865	1,070	921
Tangible assets	$167,016	$166,747	$171,807	$171,797	$170,419
Tangible equity to tangible assets [4]	8.82%	8.48%	8.31%	8.14%	8.10%
Tangible book value per common share [5]	$25.98	$25.72	$26.02	$25.49	$25.18
Net interest income	$1,246	$1,271	$1,274	$1,311	$1,294	$5,102	$5,065
Taxable-equivalent adjustment	30	30	32	31	30	123	114
Net interest income - FTE	1,276	1,301	1,306	1,342	1,324	5,225	5,179
Noninterest income	1,015	2,542	940	876	723	5,373	3,421
Total revenue - FTE	2,291	3,843	2,246	2,218	2,047	10,598	8,600
Securities gains, net	(1)	(1,941)	(14)	(18)	(19)	(1,974)	(117)
Total revenue - FTE excluding net securities gains [6]	$2,290	$1,902	$2,232	$2,200	$2,028	$8,624	$8,483

Total loans	$121,470	$121,817	$124,560	$122,691	$122,495
Government guaranteed loans	(9,609)	(10,646)	(12,911)	(13,633)	(13,871)
Loans held at fair value	(379)	(390)	(406)	(413)	(433)
Total loans, excluding government guaranteed and fair value loans	$111,482	$110,781	$111,243	$108,645	$108,191
Allowance to total loans, excluding government guaranteed and fair value loans [7]	1.95%	2.02%	2.07%	2.16%	2.27%

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
3 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
4 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
5 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
6 SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
7 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans, to exclude loans from the calculation that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss.

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	2012	2012	2012	2012	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$350	$1,066	$270	$245	$71	$1,931	$495
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	74
Net income available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$350	$1,066	$270	$245	$71	$1,931	$569
Net income per average common share - diluted	$0.65	$1.98	$0.50	$0.46	$0.13	$3.59	$0.94
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	0.14
Net income per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$0.65	$1.98	$0.50	$0.46	$0.13	$3.59	$1.08

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
Net income	$356	$1,077	$275	$250	$74	$1,958	$647
Preferred dividends	(4)	(2)	(3)	(3)	(2)	(12)	(7)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(74)
Dividends and undistributed earnings allocated to unvested shares	(2)	(9)	(2)	(2)	(1)	(15)	(5)
Net income available to common shareholders	$350	$1,066	$270	$245	$71	$1,931	$495

[1]
Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	% Change	2012	2011	% Change
Statements of Income
Net interest income [1]	$630	$635	(1)%	$2,534	$2,502	1%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	630	635	(1)	2,534	2,502	1
Provision for credit losses [2]	161	162	(1)	596	722	(17)
Net interest income - FTE - after provision for credit losses	469	473	(1)	1,938	1,780	9
Noninterest income before securities gains	353	344	3	1,369	1,507	(9)
Securities gains, net	—	—	—	—	—	—
Total noninterest income	353	344	3	1,369	1,507	(9)
Noninterest expense before amortization/impairment of intangible assets/goodwill	735	637	15	2,890	2,863	1
Amortization/impairment of intangible assets/goodwill	6	9	(33)	40	40	—
Total noninterest expense	741	646	15	2,930	2,903	1
Income before provision for income taxes	81	171	(53)	377	384	(2)
Provision for income taxes	32	63	(49)	140	141	(1)
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	49	108	(55)	237	243	(2)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$49	$108	(55)	$237	$243	(2)

Total revenue - FTE	$983	$979	—	$3,903	$4,009	(3)
Selected Average Balances
Total loans	$40,234	$40,239	—%	$41,190	$39,171	5%
Goodwill	3,955	3,930	1	3,956	3,921	1
Other intangible assets excluding MSRs	48	81	(41)	60	93	(35)
Total assets	45,317	44,989	1	46,126	43,901	5
Consumer and commercial deposits	76,588	76,234	—	76,722	76,407	—
Performance Ratios
Efficiency ratio	75.37%	66.03%		75.07%	72.41%
Impact of excluding amortization/impairment of intangible assets/goodwill	(2.95)	(3.33)		(3.51)	(3.74)
Tangible efficiency ratio	72.42%	62.70%		71.56%	68.67%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$57,401	$58,971	(3)%
Non-managed assets	44,356	46,930	(5)
Total assets under administration	101,757	105,901	(4)
Brokerage assets	39,396	35,493	11
Corporate trust assets	3,410	10,247	(67)
Total assets under advisement	$144,563	$151,641	(5)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients. The Wholesale Banking segment includes additional assets under administration/advisement for RidgeWorth clients.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	% Change [4]	2012	2011	% Change [4]
Statements of Income
Net interest income [1]	$448	$435	3%	$1,753	$1,640	7%
FTE adjustment	29	28	4	119	107	11
Net interest income - FTE	477	463	3	1,872	1,747	7
Provision for credit losses [2]	69	137	(50)	315	625	(50)
Net interest income - FTE - after provision for credit losses	408	326	25	1,557	1,122	39
Noninterest income before securities gains	425	345	23	1,543	1,402	10
Securities gains, net	—	—	—	—	—	—
Total noninterest income	425	345	23	1,543	1,402	10
Noninterest expense before amortization of intangible assets	439	529	(17)	1,961	2,053	(4)
Amortization of intangible assets	1	1	—	3	3	—
Total noninterest expense	440	530	(17)	1,964	2,056	(4)
Income - FTE - before provision/(benefit) for income taxes	393	141	NM	1,136	468	NM
Provision/(benefit) for income taxes	89	(3)	NM	212	(26)	NM
FTE adjustment	29	28	4	119	107	11
Net income including income attributable to noncontrolling interest	275	116	NM	805	387	NM
Less: net income attributable to noncontrolling interest	2	3	(33)	16	3	NM
Net income	$273	$113	NM	$789	$384	NM

Total revenue - FTE	$902	$808	12	$3,415	$3,149	8
Selected Average Balances
Total loans	$52,218	$49,629	5%	$51,380	$48,016	7%
Goodwill	2,414	2,414	—	2,414	2,414	—
Other intangible assets excluding MSRs	13	16	(19)	14	17	(18)
Total assets	65,241	62,828	4	64,499	62,155	4
Consumer and commercial deposits	47,458	45,210	5	45,889	43,070	7
Performance Ratios
Efficiency ratio	48.85%	65.59%		57.54%	65.27%
Impact of excluding amortization of intangible assets	(1.10)	(2.03)		(1.46)	(2.17)
Tangible efficiency ratio	47.75%	63.56%		56.08%	63.10%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$42,399	$41,693	2%
Non-managed assets	—	—	—
Total assets under administration	42,399	41,693	2
Brokerage assets	—	—	—
Corporate trust assets	—	—	—
Total assets under advisement	$42,399	$41,693	2

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for RidgeWorth clients. The Consumer Banking and Private Wealth Management segment includes additional assets under administration/advisement for GenSpring and Private Wealth Management clients.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	% Change [3]	2012	2011	% Change [3]
Statements of Income
Net interest income [1]	$125	$123	2%	$512	$471	9%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	125	123	2	512	471	9
Provision for credit losses [2]	168	172	(2)	770	693	11
Net interest income - FTE - after provision for credit losses	(43)	(49)	12	(258)	(222)	(16)
Noninterest income before securities losses	240	(29)	NM	502	243	NM
Securities losses, net	—	(1)	100	—	(2)	100
Total noninterest income	240	(30)	NM	502	241	NM
Noninterest expense before amortization of intangible assets	325	362	(10)	1,379	1,197	15
Amortization of intangible assets	—	—	—	—	—	—
Total noninterest expense	325	362	(10)	1,379	1,197	15
Loss before benefit for income taxes	(128)	(441)	71	(1,135)	(1,178)	4
Benefit for income taxes	(61)	(170)	64	(433)	(457)	5
FTE adjustment	—	—	—	—	—	—
Net loss including income attributable to noncontrolling interest	(67)	(271)	75	(702)	(721)	3
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net loss	($67)	($271)	75	($702)	($721)	3

Total revenue - FTE	$365	$93	NM	$1,014	$712	42
Selected Average Balances
Total loans	$29,093	$29,612	(2)%	$30,289	$29,128	4%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	34,227	33,832	1	35,154	33,719	4
Consumer and commercial deposits	3,838	3,569	8	3,638	3,084	18
Performance Ratios
Efficiency ratio	89.04%	390.01%		136.01%	168.16%
Impact of excluding amortization of intangible assets	—	—		—	—
Tangible efficiency ratio	89.04%	390.01%		136.01%	168.16%
Other Information
Production Data
Channel mix
Retail	$4,301	$3,791	13%	$17,182	$14,406	19%
Wholesale	1,317	1,400	(6)	5,450	3,703	47
Correspondent	2,377	1,635	45	9,418	4,958	90
Total production	$7,995	$6,826	17	$32,050	$23,067	39
Channel mix - percent
Retail	54%	55%		54%	63%
Wholesale	16	21		17	16
Correspondent	30	24		29	21
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$6,151	$5,000	23	$22,880	$14,738	55
Purchase	1,844	1,826	1	9,170	8,329	10
Total production	$7,995	$6,826	17	$32,050	$23,067	39
Purchase and refinance mix - percent
Refinance	77%	73%		71%	64%
Purchase	23	27		29	36
Total production	100%	100%		100%	100%

Applications	$12,638	$12,975	(3)	$58,015	$46,288	25
Mortgage Servicing Data (End of Period)
Total loans serviced	$144,878	$157,800	(8)%
Total loans serviced for others	113,243	124,050	(9)
Net carrying value of MSRs	899	921	(2)
Ratio of net carrying value of MSRs to total loans serviced for others	0.794%	0.742%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	% Change [2]	2012	2011	% Change [2]
Statements of Income
Net interest income	$43	$101	(57)%	$303	$452	(33)%
FTE adjustment	1	2	(50)	4	7	(43)
Net interest income - FTE	44	103	(57)	307	459	(33)
Provision for credit losses [1]	(70)	(144)	51	(286)	(527)	46
Net interest income - FTE - after provision for credit losses	114	247	(54)	593	986	(40)
Noninterest (loss)/income before securities gains	(4)	44	NM	(15)	152	NM
Securities gains, net	1	20	(95)	1,974	119	NM
Total noninterest (loss)/income	(3)	64	NM	1,959	271	NM
Noninterest expense before amortization of intangible assets	4	129	(97)	47	78	(40)
Amortization of intangible assets	—	—	—	3	—	NM
Total noninterest expense	4	129	(97)	50	78	(36)
Income - FTE - before provision for income taxes	107	182	(41)	2,502	1,179	NM
Provision for income taxes	2	53	(96)	854	421	NM
FTE adjustment	1	2	(50)	4	7	(43)
Net income including income attributable to noncontrolling interest	104	127	(18)	1,644	751	NM
Less: net income attributable to noncontrolling interest	3	3	—	10	10	—
Net income	$101	$124	(19)	$1,634	$741	NM

Total revenue - FTE	$41	$167	(75)	$2,266	$730	NM
Selected Average Balances
Total loans	$42	($6)	NM	$34	($7)	NM
Securities available for sale	20,427	24,949	(18)	22,044	24,259	(9)
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	3	(100)	1	3	(67)
Total assets	29,725	32,436	(8)	30,355	32,665	(7)
Consumer and commercial deposits	23	59	(61)	—	111	(100)
Other Information
Duration of investment portfolio (in years)	2.2	2.3
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.5%	1.8%
Instantaneous 100 bp decrease in rates over next 12 months	(2.3)%	(2.0)%

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions) (Unaudited)

	Three Months Ended December 31			Twelve Months Ended December 31
	2012	2011	% Change [1]	2012	2011	% Change [1]
Statements of Income
Net interest income	$1,246	$1,294	(4)%	$5,102	$5,065	1%
FTE adjustment	30	30	—	123	114	8
Net interest income - FTE	1,276	1,324	(4)	5,225	5,179	1
Provision for credit losses	328	327	—	1,395	1,513	(8)
Net interest income - FTE - after provision for credit losses	948	997	(5)	3,830	3,666	4
Noninterest income before securities gains	1,014	704	44	3,399	3,304	3
Securities gains, net	1	19	(95)	1,974	117	NM
Total noninterest income	1,015	723	40	5,373	3,421	57
Noninterest expense before amortization/impairment of intangible assets/goodwill	1,503	1,658	(9)	6,277	6,191	1
Amortization/impairment of intangible assets/goodwill	7	9	(22)	46	43	7
Total noninterest expense	1,510	1,667	(9)	6,323	6,234	1
Income - FTE - before provision/(benefit) for income taxes	453	53	NM	2,880	853	NM
Provision/(benefit) for income taxes	62	(57)	NM	773	79	NM
FTE adjustment	30	30	—	123	114	8
Net income including income attributable to noncontrolling interest	361	80	NM	1,984	660	NM
Less: net income attributable to noncontrolling interest	5	6	(17)	26	13	100
Net income	$356	$74	NM	$1,958	$647	NM

Total revenue - FTE	$2,291	$2,047	12	$10,598	$8,600	23
Selected Average Balances
Total loans	$121,587	$119,474	2%	$122,893	$116,308	6%
Goodwill	6,369	6,344	—	6,359	6,336	—
Other intangible assets excluding MSRs	61	100	(39)	75	113	(34)
Total assets	174,510	174,085	—	176,134	172,440	2
Consumer and commercial deposits	127,907	125,072	2	126,249	122,672	3
Performance Ratios
Efficiency ratio	65.93%	81.45%		59.67%	72.49%
Impact of excluding amortization/impairment of intangible assets/goodwill	(0.30)	(0.46)		(0.43)	(0.50)
Tangible efficiency ratio	65.63%	80.99%		59.24%	71.99%
Other Information (End of Period)
Assets under administration
Managed (discretionary) assets	$99,800	$100,664	(1)%
Non-managed assets	44,356	46,930	(5)
Total assets under administration	144,156	147,594	(2)
Brokerage assets	39,396	35,493	11
Corporate trust assets	3,410	10,247	(67)
Total assets under advisement	$186,962	$193,334	(3)

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.